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                                                                   EXHIBIT 10.23

                           NETWORK SERVICES AGREEMENT

                                     BETWEEN
                       METROPOLITAN HEALTH NETWORKS, INC.

                                       AND
                          CYBERCARE TECHNOLOGIES, INC.

         THIS AGREEMENT is made and entered into as of July 13, 2000 ("the Effective Date"), by and between CyberCare Technologies, Inc., a Georgia Corporation having its principal place of business at 1903 South Congress Avenue, Suite #400, Boynton Beach, Florida 33426, hereafter referred to as "CYBR," and Metropolitan Health Networks, Inc., a Florida Corporation, having its principal place of business at 500 Australian Avenue South, West Palm Beach, Florida 33401, hereinafter referred to as "METRO" for the purpose of setting forth the terms and conditions under which CYBR shall assist METRO in providing Electronic HouseCall(TM) Systems to individuals enrolled in their plans.

                                    ARTICLE 1

                                    PREAMBLE

         WHEREAS, CYBR has developed and is the owner of certain proprietary systems, procedures and methods, all of which constitute the CYBR Electronic HouseCall(TM) Systems; and

         WHEREAS, METRO provides medical management and other services to health plans in various locations ("Plans" or "METRO Plans"); and

         WHEREAS, METRO is undertaking a project, hereinafter called "PROJECT," in which telemedicine will be used to monitor and case manage Members of the METRO Plans in the Members' homes; and

         WHEREAS, METRO has requested the support of CYBR to provide services to the PROJECT as outlined in Exhibit A attached hereto and made a part by reference; and

         WHEREAS, CYBR desires to participate in the implementation, development and ongoing operation of said PROJECT.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:


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                                    ARTICLE 2

                                   DEFINITIONS

         2.1 COVERED SERVICES. "Covered Services" shall be defined as those items and services to which Members are entitled under the terms of the applicable individual member or group contract issued by METRO or under a government program, such as Medicare, Medicaid, or CHIP, through which the Member enrolls in METRO.

         2.2 MEDICALLY NECESSARY OR MEDICAL NECESSITY. "Medically Necessary" and "Medical Necessity" shall each be defined as services required to identify and treat a Member's illness, injury, or condition, and which, as determined by the Medical Director of METRO or the Plans, satisfy one or more of the following conditions:

                  a. The service or benefit will, or is reasonably expected to, prevent the onset of an illness, condition, or disability.

                  b. The service or benefit will, or is reasonably expected to, reduce or ameliorate the physical, mental, or developmental effects of an illness, condition, injury, or disability.

                  c. The service or benefit will assist the individual to achieve or maintain maximum functional capacity in performing daily activities, taking into account both the functional capacity of the individual and those functional capacities that are appropriate for individuals of the same age, and will not be solely for the convenience of Provider, the Member, or the Member's family.

In addition, the item or service prescribed for the Member must be at the most appropriate supply or level which can be safely provided to the Member. When specifically applied to an inpatient, this means that the Member's medical symptoms or conditions require that the Member cannot be treated as an outpatient.

         2.3 MEMBER. "Member" shall be defined as an individual who has entered into a contract with METRO (or on whose behalf a contract has been entered into with METRO) for the provision of medical and hospital services to the individual and eligible dependents of such individual. It also shall mean an individual on whose behalf premium or capitation payments are made to METRO under a government program, including Medicare, Medicaid, and CHIP.

         2.4 PHYSICIAN PROVIDER. "Physician Provider" shall be defined as a physician who has entered into a participating provider agreement with METRO to provide Covered Services.



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         2.5 PROJECT SERVICES. "Project Services" shall be defined as monitoring and educational services performed by a clinical practitioner designated by METRO (nurse, physician, case manager, etc.) utilizing remote telecommunications methods including, but not limited to, digital data monitoring, audio and internet based communication modalities.

                                    ARTICLE 3

                  ELIGIBILITY AND PROVISION OF COVERED SERVICES

         3.1 PROVISION OF PROJECT SERVICES. Project Services shall be provided to Members designated by METRO. Members shall be enrolled into PROJECT based on selection criteria reasonably defined by METRO in their sole discretion, with the advice of CYBR. METRO shall not be required to furnish any health care or other services to Members enrolled in PROJECT that are not customarily furnished to Members who do not meet the selection criteria of PROJECT. A Member enrolled in PROJECT shall hereafter be referred to as a "PROJECT Member."

         3.2 UTILIZATION MANAGEMENT AND QUALITY ASSURANCE. CYBR and METRO in the operation of PROJECT shall comply with all utilization management, quality assurance, peer review, member grievance, or other similar programs established by METRO and attached hereto and/or incorporated by reference.

                                    ARTICLE 4

                           IMPLEMENTATION OF EQUIPMENT

         4.1 RELATIONSHIP BETWEEN METRO AND CYBR. The relationship between METRO and CYBR is that of independent contractors or a risk-sharing, risk-rewarding, joint venture. Nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship, including one of employment.

         4.2 EQUIPMENT. METRO shall have the option to lease or purchase the equipment to carry out the project under the terms on Schedule 4.2 and/or mutually agreed to by the parties. CYBR shall use its reasonable best efforts to assist METRO in locating lease financing. These models will be identified within 30 days of implementation and subject to satisfactory performance in the sole determination by METCARE. During the implementation period or anytime thereafter, METCARE will have the right to review the installed equipment and request changes to other available CYBR equipment as it deems necessary.


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                                    ARTICLE 5

                              FEES AND RISK SHARING

         5.1 WITHIN 30 DAYS AFTER THE UNITS HAVE BEEN IMPLEMENTED WITH PROJECT MEMBERS, AND AFTER METRO IS SATISFIED THAT THE EQUIPMENT AND SUPPORT SERVICES PROVIDED BY CYBR ARE REASONABLY ACCEPTABLE TO PROJECT MEMBER AND/OR METRO, AT THE END OF THE 30-DAY IMPLEMENTATION PERIOD, THE PARTIES WILL ENTER INTO A 50-50 RISK SHARING FORMULA MUTUALLY ACCEPTABLE BASED UPON DEFINED COSTS, NETWORK FEE PAYMENT TERMS AND PROJECT PLAN BY ADDENDUM TO THIS AGREEMENT. Execution and implementation of the addendum is a material provision of this Agreement. Costs associated with the categories set forth below are defined as those costs related to the Member based on activity for a specified period of time before implementation of PROJECT and activity after implementing PROJECT. SUCH COSTS SHALL BE CALCULATED BASED UPON INDUSTRY STANDARDS AS AGREED UPON BY THE PARTIES. CYBR shall, at its own expense, have the right to audit the findings of METRO and shall have access to appropriate METRO records to be used exclusively for that purpose.

         o HOSPITAL COSTS shall include inpatient and all ancillary services including physician services during the stay.


         o EMERGENCY ROOM COSTS shall include all costs incurred during Member visit to the emergency room.

         o REINSURANCE COSTS shall include a percent of rebates from reinsurance carriers.

         o SPECIALTY PHYSICIAN COSTS shall include consultation and treatment by specialty physician but shall specifically exclude the services of the Primary Care Physicians.

         o GROUND AMBULANCE COSTS shall include all costs incurred by the Member for emergency transportation to and from the services.

         o TRADITIONAL HOME NURSING COSTS shall include all costs incurred by the Member for which METRO receives credit for reduced costs of home nursing visits.

         HOWEVER, IF THE PARTIES ARE UNABLE TO AGREE UPON AN ACCEPTABLE RISK-SHARING FORMULA AS PROVIDED ABOVE, THEY WILL ENTER INTO A NETWORK FEE AGREEMENT AND LEASE AGREEMENT FOR THE EQUIPMENT. UNDER THE NETWORK FEE AGREEMENT METRO WILL PAY CYBR FOR SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, A MONTHLY NETWORK FEE BETWEEN $100 AND $200 PER PROJECT MEMBER PER MONTH WITH THE ENTIRE COST FOR NETWORK FEES AND EQUIPMENT LEASING NOT TO EXCEED $350 PER PROJECT MEMBER PER MONTH.

                                    ARTICLE 6

             HOLD HARMLESS, INDEMNIFICATION AND LIABILITY INSURANCE

         6.1 METRO HOLD HARMLESS AND INDEMNIFICATION. METRO shall defend, hold harmless and indemnify CYBR, its affiliates and their respective employees, agents and representatives against any and all claims, liabilities, damages or




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judgments asserted against, imposed upon or incurred by CYBR that arise out of the acts or omissions of METRO in the discharge of its responsibilities under this Agreement.

         6.2 CYBR HOLD HARMLESS AND INDEMNIFICATION. CYBR shall defend, hold harmless and indemnify METRO, its affiliates and their respective Members against any and all claims, liabilities, damages or judgments asserted against, imposed upon or incurred by METRO that arise out of the acts or omissions of CYBR in the discharge of its responsibilities under this Agreement.

         6.3 LIABILITY INSURANCE. Each of METRO and CYBR shall maintain throughout the term of this Agreement appropriate liability insurance in commercially reasonable amounts for the services to be performed under this Agreement.


                                    ARTICLE 7

                      LAWS, REGULATIONS, BOOKS AND RECORDS

         7.1 LICENSURE. CYBR and METRO shall maintain, and shall assure that all health care professionals employed by, or under contract with, CYBR and METRO to render Covered Services or Project Services to Members maintain all federal, state and local licenses, certifications and permits without restriction, required to provide health care services, and shall comply with all applicable statutes and regulations regarding such licensure.

         7.2 PRIVACY OF RECORDS. METRO and CYBR shall maintain the confidentiality of all information regarding Members in accordance with all applicable statutes and regulations.

         7.3 COMPLIANCE WITH STATUTES AND REGULATIONS. METRO and CYBR shall comply with all applicable federal, state or local laws, rules, and regulations, including Medicare laws and regulations. Neither METRO nor CYBR may employ or contract with individuals who are excluded from participation in any federal health care program or entities that employ or contract with such individuals.

         7.4 NON-DISCRIMINATION. Services to Members under this Agreement shall not be denied, limited or conditioned on the basis of any factor that is related to health status, including: (i) medical condition; (ii) claims experience;
(iii) receipt of health care; (iv) medical history; (v) genetic information; and
(vi) evidence of insurability, including conditions arising out of acts of domestic violence.

                                    ARTICLE 8

                              TERM AND TERMINATION

         8.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect for a period of two (2) years, unless terminated earlier in accordance with section 8.2.

         8.2 TERMINATION. This Agreement may be terminated as follows:



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                  (a) By mutual agreement of the parties.

                  (b) By either party for cause due to a material breach upon thirty (30) days prior written notice to the other party; provided, however, that the notice of termination shall not be effective if the breaching party cures the breach within thirty (30) days of receiving notice.

                  (c) Irrespective of item (b) above, METRO shall have the right at anytime during the term of this Agreement, to terminate this Agreement in its sole discretion if METRO reasonably determines its patients are not receiving the standard of care as reasonably determined solely by the Medical Director of METRO for purposes of this provision, the inability to meet the aforementioned standard of care must be as a direct result of the implementation of the CYBR Electronic HouseCall(TM) System.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties in regard to its subject matter and may only be amended by means of a writing signed by both parties.

         9.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         9.3 NOTICES. Notices, copies of notices or other communications required or permitted hereunder shall be written and personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the Parties at the addresses described herein or to such other address as any party may specify in writing. Except, as otherwise provided herein, all notices shall be effective as of the date of delivery of personal notice or on the date noted on the receipt as delivered or refused.

METRO                      Metropolitan Health Networks, Inc.
                           500 Australian Avenue South
                           Suite 1000
                           West Palm Beach, Florida 33401

CYBR                       CyberCare Technologies, Inc.
                           Ms. Linda L. Roman
                           Senior Vice President
                           1903 South Congress Avenue
                           Suite #400
                           Boynton Beach, Florida 33426



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         9.4 ASSIGNMENT. This Agreement may not be assigned by either party without the written consent of the other party.

         9.5 OTHER DOCUMENTS. The parties hereto shall execute any and all documents reasonably necessary in order to effectuate the purposes of this Agreement.

         9.6 COMPLIANCE WITH TERMS. Failure to insist upon strict compliance with any of the terms herein (by way of waiver or breach) by any of the parties hereto shall not be deemed to be a continuous waiver in the event of any future breach or waiver of any condition hereunder. All waivers must be in writing and signed by the waiving party.

         IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

CyberCare Technologies, Inc.               METROPOLITAN HEALTH NETWORKS, INC.



By:____________________________            By:_________________________________
Name:   LINDA L. ROMAN                     Name:  FRED STERNBERG
Title:  SENIOR VICE PRESIDENT              Title: CHIEF EXECUTIVE OFFICER

Date:___________________________           Date:_______________________________



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